Exhibit 21.1

PORCH GROUP, INC.

LIST OF SUBSIDIARIES

(as of June 11, 2021)

Name of Subsidiary	Jurisdiction
Porch.com, Inc.	Delaware
Inspection Support Limited Liability Company	Nevada
Guardian Small Business Consulting and Financial Services LLC	Idaho
SVZ Holding, Inc	California
Hire A Helper LLC	California
HireAHelper Corporate Relocation, LLC	California
Homeowners of America Holding Corporation	Delaware
Homeowners of America Insurance Company	Texas
Homeowners of America MGA, Inc.	Delaware
Elite Insurance Group, Inc.	Delaware
Segin Systems, Inc.	Virginia
Segin Software, LLC	Virginia
SML Relocation, LLC	Texas
Simple Movers Limited Liability Company	Texas
SML Transport, LLC	Texas
MovingPlace, LLC	Florida
iRoofing, LLC	Florida
Americas Call Center, LLC	Missouri
DataMentors Holdings, LLC	Delaware